Exhibit 10.2

SEPARATION AND CONSULTING AGREEMENT

This SEPARATION AND CONSULTING AGREEMENT (this “Agreement”) is entered into by and between Penn Virginia Corporation (the “Company”) and Harry Quarls (the “Executive”) effective, except as provided in Section 3.3 below, as of this 18th day of January 2018.

WHEREAS, the Executive has served as Chairman of the Board of Directors of the Company (the “Board”) since September 2016 and has served as Executive Chairman of the Company since August 15, 2017;

WHEREAS, the Executive previously received grants of (i) 18,772 director restricted stock units, of which 6,257 director restricted stock units vested on December 19, 2017 and 12,515 director restricted stock units remain outstanding (the “Director RSUs”), (ii) 9,455 officer restricted stock units, of which 1,891 will vest on January 26, 2018 (the “Officer RSUs”), and (iii) 9,455 performance restricted stock units (the “Performance-Based RSUs” and together with the Director RSUs and the Officer RSUs, the “Equity Awards”) under the Penn Virginia Corporation 2016 Management Incentive Plan (as the same may be amended, the “Equity Plan”);

WHEREAS, the Executive has determined to retire from his positions as a member of the Board and the Executive Chairman of the Company, in each case effective as of February 28, 2018;

WHEREAS, the Executive and the Company wish to set forth the terms and conditions of the Executive’s post-employment relationship with the Company, along with related rights and obligations of the parties hereto; and

WHEREAS, the Executive and the Company wish to resolve all matters related to the Executive’s employment with the Company and the termination thereof, on the terms and conditions expressed in this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties, intending to be legally bound, hereby agree as follows:

1. Termination of Employment; Consulting Services.

1.1 Termination. The Executive and the Company agree that the Executive’s employment with and position as Executive Chairman of the Company and, except as set forth in Section 1.2 below, all other positions that the Executive may hold as an employee, officer or director of the Company or any of its subsidiaries or affiliates shall cease effective as of 11:59 PM Central Time on February 28, 2018 (the “Separation Date”).

1.2 Consulting Services; Consulting Fee. For a period commencing on March 1, 2018 and continuing through and including December 31, 2018 (the “Service Period”), the Executive shall provide transition and support services to the Company as reasonably requested by the Board (collectively, the “Consulting Services”). As consideration for up to fifty (50) business days of Consulting Services performed during the Service Period (but no more than five (5) business days in any calendar month), the Company shall pay the Executive a flat consulting fee (the “Consulting Fee”) of $250,000. The Consulting Fee shall be paid in a lump sum within five (5) days following the Separation Date and shall be the sole compensation to which the Executive shall be entitled for up to fifty (50) business days of Consulting Services; provided that the Executive shall not be required to perform such Consulting Services more than five (5) business days in any calendar month during the Service Period. For any Consulting Services performed in excess of fifty (50) business days (or performed in excess of five (5) business days in any calendar month) during the Service Period, the Company shall pay the Executive an amount to be mutually agreed upon between the Executive and the Company. The Executive will render the Consulting Services as an independent contractor, while specifically adhering in all material respects to the written rules, policies, regulations and procedures of the Company, as may be amended by the Company at any time. Neither federal, state, or local income tax nor social security tax nor payroll tax of any kind will be withheld by the Company from the Consulting Fee or any other payments pursuant to this Section 1.2, and the Executive understands that he is responsible to pay, according to applicable law, any taxes owed in connection with such payments. Except as otherwise specifically agreed to by the Company in writing, the Executive shall have no authority or power to bind the Company with respect to third parties and the Executive shall not represent to third parties that the Executive has authority or power to bind the Company. It is not the intention of the parties to this Agreement to create, by virtue of this Section 1.2, any employment relationship, trust, partnership, or joint venture between the Executive and the Company or any of its affiliates, to make them legal representatives or agents of each other or to create any fiduciary relationship among them. The Company is entering into this Agreement in reliance on the Executive’s special and unique abilities in rendering the Consulting Services and the Executive will use his best effort, skill, judgment, and ability in rendering the Consulting Services. The Consulting Services shall be provided on a part-time basis at such times and locations as may be agreed to between the Executive and the Company. For the avoidance of doubt, the Executive shall be entitled to accept other employment and pursue other activities and interests during the Service Period, so long as such employment, activities and interests do not otherwise breach the Executive’s obligations under this Agreement.

2. Accrued Rights; Equity Awards; Other Benefits.

2.1 Accrued Rights. The Executive shall be entitled to payment of his regular base salary earned through the Separation Date and all expense reimbursements properly accrued and submitted on or before the Separation Date, which amounts shall be payable in a lump sum within fifteen (15) days following the Separation Date. In addition, the Executive shall be entitled to any payments due to him under the Company’s benefit plans, programs or arrangements, with such amounts payable in accordance with the terms of such plans, programs or arrangements. Notwithstanding the foregoing and notwithstanding the terms of any other agreement between the Executive and the Company including, but not limited to the Equity Plan and any agreements evidencing the Equity Awards, the Executive’s rights and the Company’s obligations with respect to the Equity Awards shall be governed by the terms of Section 2.2 hereof. The Executive and the Company expressly consent to such treatment of the Equity Awards.

2.2 Equity Awards. Notwithstanding his termination of Employment and conditioned upon the Executive’s execution, delivery, and non-revocation of this Agreement (including the releases of claims described in Sections 3.1 and 3.3 below that form a material part of this Agreement), the Executive shall vest, on the Separation Date, in: (a) all 12,515 of the Director RSUs; (b) 1,891 of the Officer RSUs (which, for the avoidance of doubt, is in addition to the 1,891 of the Officer RSUs that will have vested as of January 26, 2018 in accordance with their terms); and (c) 1,968 of the Performance-Based RSUs. All other unvested restricted stock units subject to the Equity Awards shall be forfeited on the Separation Date. In all other respects, the Equity Awards will continue to be governed by the terms of the Equity Plan.

2.3 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable documented out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Consulting Services in accordance with the Company’s expense reimbursement policies and procedures; provided that Executive shall be required to obtain prior consent for any expenses that could exceed $5,000.

2.4 No Other Benefits. Except as provided in this Agreement, the Executive shall not be entitled to receive any other payment, benefit or other form of compensation as a result of his employment or the termination thereof or his engagement during the Service Period.

3. Releases of Claims.

3.1 Executive’s Release. Except for those obligations of the Company under this Agreement and the Equity Awards (as modified hereby) and in consideration for the promises described herein, the Executive, on behalf of himself and his dependents, successors, heirs, assigns, agents, and executors (collectively, the “Releasors”), hereby releases and discharges and covenants not to sue, to the maximum extent permitted by law, the Company and its predecessors, successors, subsidiaries, parents, branches, divisions, and other affiliates, and each of their current and former directors, officers, employees, shareholders, members, representatives, attorneys, successors and assignees, past and present, and each of them (individually and collectively, the “Releasees”) from and with respect to any and all claims, wages, agreements, obligations, demands, causes of action, rights, liabilities, costs or expenses, known or unknown, suspected or unsuspected, concealed or hidden (collectively, “Claims”), of any kind whatsoever, related to any fact, circumstance or event occurring or existing at any time before the Executive’s execution of this Agreement, arising out of or in any way connected with the Executive’s engagement by, employment relationship with or separation from the Company, including by way of example only, any Claims for severance pay, bonus or similar benefit, sick leave, pension, retirement, vacation pay, life insurance, health or medical insurance or any other fringe benefit, any benefits arising from any ERISA benefit plan, workers’ compensation or disability, Claims of breach of contract, tort Claims, any Claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local law, regulation or ordinance, including Claims for attorneys’ fees. The Executive, on behalf of the Releasors, expressly waives any and all rights granted by federal or state law or regulation that may limit the release of unknown claims. Nothing in this Agreement, however, shall be construed as prohibiting the Executive from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a “Government Agency”). The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. However, to the maximum extent permitted by law, the Executive agrees that if such a charge or complaint is made, the Executive shall not be entitled to recover any individual monetary relief or other individual remedies. This Agreement does not limit or prohibit the Executive’s right to receive an award for information provided to any Government Agency to the extent that such limitation or prohibition is a violation of law.

3.2 Company’s Release. Except for those obligations of the Executive under this Agreement and in consideration for the promises described herein, the Company, on behalf of its predecessors, successors, subsidiaries, parents, branches, divisions, and other affiliates, hereby releases and discharges and covenants not to sue, to the maximum extent permitted by law, the Releasors from and with respect to any and all Claims of any kind whatsoever related to any fact, circumstance or event occurring or existing at any time before the Company’s execution of this Agreement, arising out of or in any way connected with the Executive’s engagement by, employment relationship with or separation from the Company, including by way of example only, Claims of breach of contract, tort claims, violations of federal, state or local laws, including but not limited to claims for attorneys’ fees, or any of the Executive’s negligent, grossly negligent or willful actions or omissions related to the Executive’s employment or engagement with the Company.

3.3 ADEA Waiver. In consideration for the payments and other promises described in Section 2.2 above, the Executive, on behalf of himself and his dependents, successors, heirs, assigns, agents, and executors, forever gives up, waives, discharges and releases the Releasees from any and all claims pursuant to the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and the rules and regulations promulgated thereunder (the “ADEA”). In connection with this specific waiver of claims set forth in this Section 3.3, the Executive agrees and acknowledges that he has at least twenty-one (21) days to consider this Section 3.3 and if the Executive signs this Agreement earlier, he does so voluntarily, freely and without reservation. The Executive further agrees and acknowledges that he has seven (7) days after he signs this Agreement to revoke his release of claims under this Section 3.3. In order to revoke his release of claims under this Section 3.3, the Executive must do so in writing delivered to the Company on or before 5:00 p.m. of the seventh (7th) day after the execution of this Agreement. If the release of claims under this Section 3.3 is not properly revoked within the seven (7)-day period, it shall become fully enforceable on the eighth (8th) day after the Executive signs this Agreement, without any affirmative act by either party. This ADEA waiver does not waive rights or claims that may arise after the date this Agreement is executed.

4. Advice of Counsel. THE EXECUTIVE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND ACKNOWLEDGES THAT HE HAS BEEN AFFORDED AN OPPORTUNITY FOR COUNSEL OF HIS CHOOSING TO READ AND REVIEW IT AND THAT HE IS SIGNING THIS AGREEMENT FREELY, VOLUNTARILY AND WITH FULL KNOWLEDGE OF ITS TERMS AND CONSEQUENCES.

5. Non-Disparagement; Press Release. The Executive agrees that he shall not disparage the Company (or any officer, director or affiliate thereof) in any way that materially and adversely affects the goodwill, reputation or business relationships of the Company or the officer, director or affiliate with the public generally, or with any of the Company’s customers, vendors or employees. The Company shall not, and shall use commercially reasonable efforts to cause its directors, officers and employees not to, disparage the Executive in any way that materially and adversely affects him or his reputation or business relationships. The parties shall mutually cooperate in the preparation of agreed language in the Company’s press release announcing the Executive’s departure.

6. Continuing Obligations.

6.1 Confidentiality. During the course of the Executive’s engagement by and employment with the Company, the Executive has been and will be given access to and receive Confidential Information (as defined below) regarding the business of the Company and its affiliates. The Executive covenants and agrees that at all times during the Service Period and thereafter the Executive will not, directly or indirectly, disclose any Confidential Information. As used in this Agreement, the term “Confidential Information” means any and all confidential, proprietary or trade secret information of the Company or an affiliate not within the public domain, whether disclosed, directly or indirectly, verbally, in writing (including electronically) or by any other means in tangible or intangible form, including that which is or was conceived or developed by the Executive, applicable to or in any way related to: (i) the past, present or future business activities, products and services, and customers of the Company or its affiliates; (ii) the research and development of the Company or its affiliates; or (iii) the business of any customer, client or vendor of the Company or its affiliates. Such Confidential Information includes the following property or information of the Company or its affiliates, by way of example and without limitation, trade secrets, processes, formulas, data, program documentation, customer lists, designs, drawings, algorithms, source code, object code, know-how, improvements, inventions, licenses, techniques, all plans or strategies for marketing, development and pricing, business plans, product roadmaps, financial statements, profit margins and all information concerning existing or potential customers, clients, suppliers or vendors. Confidential Information of the Company also means all similar information disclosed to any employee, officer, director or consultant of the Company by third parties that is subject to confidentiality obligations. The Company shall not be required to advise the Executive specifically of the confidential nature of any such information, nor shall the Company be required to affix a designation of confidentiality to any tangible item, in order to establish and maintain its confidential nature. Notwithstanding the preceding to the contrary, Confidential Information shall not include general industry information or information that is publicly available or readily discernable from publicly available products or literature; information that the Executive lawfully acquired from a source other than the Company or its affiliates or any client or vendor of the Company or any of its affiliates (provided that such source is not bound by a confidentiality agreement with the Company or any of its affiliates); information that is required to be disclosed pursuant to any law, regulation, rule of any governmental body or authority, or stock exchange, or court order; or information that reflects employee’s own skills, knowledge, know-how and experience gained prior to employment or service and outside of any connection to or relationship with the Company or any of its affiliates, or the predecessors of any such entities. For the avoidance of doubt, nothing in this Agreement prohibits the Executive from voluntarily communicating, without notice to or approval by the Company, with any federal government agency about a potential violation of a federal law or regulation. In addition, in accordance with the Defend Trade Secrets Act of 2016, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.2 Return of Property. The Executive represents and warrants that following the end of the Service Period, he will not retain, or deliver to any person or entity (including the Executive by means of a Company or personal or other non-Company e-mail account owned or used by the Executive), any Company property, including the original and any copies of any documents, records, notebooks, computer files, flash drives, images, emails, pdf files, zip files, computer programs or disks or any other similar repositories containing Confidential Information within his possession, custody, or control. The Executive further agrees not to keep any Company documents in the Executive’s possession or under the Executive’s control, re-create any Company documents, or deliver any Company documents to any third party.

6.3 Indemnification. The Company acknowledges and agrees that that certain Indemnification Agreement entered into between the Company and the Executive dated as of September 28, 2016 shall continue in full force and effect in accordance with its terms notwithstanding the Executive’s termination of employment.

7. Further Assurances; Cooperation. Each party shall cooperate with the other party as reasonably requested by the other party in connection with the performance of their respective obligations under this Agreement. The Executive agrees to make himself available as reasonably practical with respect to, and to use reasonable efforts to cooperate in conjunction with, any litigation or investigation arising from events that occurred during the Executive’s employment with or engagement by the Company (whether such litigation or investigation is then pending or subsequently initiated) involving the Company or any affiliate thereof, including providing testimony and preparing to provide testimony if so requested by the Company. The Company shall promptly reimburse the Executive for reasonable documented expenses incurred by the Executive in complying with this Section 7 provided that Executive shall be required to obtain prior consent for any expenses that could exceed $5,000.

8. Entire Agreement; Assignment. This Agreement, the Equity Awards (as modified hereby), and the Indemnification Agreement previously entered into between the Executive and the Company, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements between the parties with respect to such matters. This Agreement may be modified or amended only with the written consent of both parties. The Company may assign its rights and obligations hereunder to any person without the prior written consent of the Executive. This Agreement is for the Executive’s personal services and he may not assign, transfer, or delegate any duty or obligation to perform such services. Any such attempted assignment shall be null and void.

9. No Admission of Liability. It is understood and agreed that this is a settlement of any potential claims, and that the furnishing of the consideration for this Agreement shall not be deemed or construed as an admission of liability or responsibility at any time for any purpose. It is further agreed and understood that this Agreement is being entered into solely for the purpose of avoiding any expense and inconvenience from defending against any and all claims, rights, demands, actions, obligations, liabilities, and causes of action referred to herein. Liability for any and all claims or potential claims is expressly denied by the Executive and the Company.

10. Waiver. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof.

11. Notice. All notices required by this Agreement must be in writing and must be delivered or mailed to the addresses given below or such other addresses as the parties may designate in writing.

If to the Company:

Penn Virginia Corporation

14701 St. Mary’s Lane, Suite 275

Houston, Texas 77079

Attention: General Counsel

If to the Executive:

to the last residential address known by the Company.

12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument. This Agreement may be executed and delivered by exchange of facsimile or electronically mailed copies showing the signatures of the parties, and those signatures need not be affixed to the same copy.

13. Governing Law; Jurisdiction; Venue. The laws of the Commonwealth of Virginia, applicable to contracts made or to be wholly performed there (without giving effect to choice of law or conflict of law principles) shall govern the validity, construction, performance, and effect of this Agreement. The Company and the Executive hereby irrevocably and unconditionally (a) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the courts of the State of Texas (the “Texas Courts”), and not in any other state or federal court in the United States of America or any court in any other country, (b) consent to submit to the exclusive jurisdiction of the Texas Courts for purposes of any action or proceeding arising out of or in connection with this Agreement, (c) waive any objection to the laying of venue of any such action or proceeding in the Texas Courts, and (d) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Texas Courts has been brought in an improper or inconvenient forum.

14. Compliance with Section 409A. The Company intends for this Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exception thereto, but it does not warrant or guarantee such compliance. The terms of this Agreement shall be interpreted, to the fullest extent possible, to comply with

Section 409A of the Code or an exception thereto. The Executive shall not have any right to make any election regarding the time or form of any payment due under the terms of this Agreement. Further, the Executive shall remain solely responsible for any adverse tax consequences imposed upon him by Section 409A of the Code, if any.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

COMPANY	EXECUTIVE
Penn Virginia Corporation

/s/ John A. Brooks	/s/ Harry Quarls
Harry Quarls

Name: John A. Brooks

Title: President and Chief Executive Officer	Date: January 18, 2018

Date: January 18, 2018

[Signature Page to Separation and Consulting Agreement]